Exhibit 99.1

NEWS

TEAM, INC.	For immediate release
13131 Dairy Ashford, Suite 600	Contact: Ted W. Owen (281) 388-5525
Sugar Land, TX 77478

TEAM, INC. Announces Appointment of Gary G. Yesavage to Its Board of Directors

SUGAR LAND, TX, January 3, 2017 (GLOBE NEWSWIRE) -- Team, Inc. (NYSE:TISI) today announced that Gary G. Yesavage, 64, has been appointed to the Team, Inc. Board of Directors. Mr. Yesavage most recently served as Chevron’s President of Manufacturing for its Downstream and Chemicals Operations from 2009 until his retirement in June 2016. From 1999 to 2009, Mr. Yesavage served as the General Manager for the Chevron’s Refinery in El Segundo, California. Mr. Yesavage will stand for re-election at Team’s upcoming Annual Meeting of Shareholders in May 2017.

Team’s Chairman, Phil Hawk, said: “Team is pleased to welcome Gary Yesavage to our Board. Gary has an extensive background in the refinery space and the energy industry. We will benefit greatly from his perspectives and counsel as Team continues to grow”. Ted Owen, Team’s President and CEO, said: “We are delighted to add Gary to our Board. His insights on service, safety and quality from a customer perspective are invaluable.”

About Team, Inc.

Headquartered near Houston, Texas, Team Inc. is a leading provider of specialty industrial services, including inspection, mechanical services and engineering assessment, required in maintaining and installing high-temperature and high-pressure piping systems and vessels that are utilized extensively in the refining, petrochemical, power, pipeline and other heavy industries. These services are offered through three business units—TeamFurmanite, TeamQualspec and Quest Integrity—through more than 220 branch locations in more than 20 countries throughout the world. Team’s common stock is traded on the New York Stock Exchange under the ticker symbol “TISI”.